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                                                                    Exhibit 10.6

                          RENAISSANCE WORLDWIDE, INC.
                     2001 DIRECTORS CASH COMPENSATION PLAN

1.   Purpose.  The purpose of this plan (the "Cash Plan") is to promote the
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recruiting and retention of highly qualified independent directors (each, an
"Eligible Director") for Renaissance Worldwide, Inc., a Massachusetts corporation (the "Company"). The Company believes that paying its independent directors cash compensation that is competitive with similarly situated companies will serve to enhance the Company's ability to attract and retain the services of such persons.

2.   Effective Date.  This Cash Plan was adopted by the Board of Directors of
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the Company (the "Board") in December 11, 2000 and is effective as of that date.
This Cash Plan, in combination with the 2001 Directors Stock Plan, replaces the 1998 Directors' Stock Plan.

3.   Annual Retainer.  Each Eligible Director shall be paid, on the date of the
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Annual Meeting of Stockholders, an annual retainer in an amount equal to
$12,000.

4.   Per Meeting Compensation.  Each Eligible Director shall be paid the
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following amounts per meeting:

     $3,000 per in person Board Meeting

     $1,000 per telephonic Board Meeting

     $1,000 per Audit or Compensation Committee Meeting

5.   Amendment of the Cash Plan.  The Board may, at any time, amend or
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discontinue the Cash Plan.